SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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[  ]  Preliminary Proxy Statement                [  ]  Confidential, For Use
                                                       of the Commission Only
[  ]  Definitive Proxy Statement                       (as permitted byRule
[  ]  Definitive Additional Materials                   14a-6(e)(2))
[X ]  Soliciting Material Under Rule 14a-12

                   Chicago Mercantile Exchange Holdings Inc.
               (Name of Registrant as Specified in Its Charter)


   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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


         The following communication was distributed to owners of shares of Class B-2 common stock of Chicago Mercantile Exchange Holdings Inc. on or about March 19, 2003:

                            RICHARD (ROCKET) APPEL

                                      DRA

                          A REQUEST FOR YOUR SUPPORT

My name is Richard (Rocket) Appel and I am a candidate for the CLASS B-2 BOARD OF DIRECTORS SEAT at the Chicago Mercantile Exchange this April 2003.

I wish to take this opportunity to introduce myself to those who I have not worked with or who do not know who I am and what I feel are the important issues today and tomorrow at the CME.

CURRENT EVENTS:

While the last two years have been productive with large increase in volume, most of us who have been here for more than two years know that economies, markets and business structures change; and not always for the best.

A PRIORITY FOR THE NEXT TWO YEARS SHOULD BE AS FOLLOWS:

1. WE NEED THE CME TO AID IN THE EXPANSION OF OUR CUSTOMER AND PRODUCT BASE. IN OTHER WORDS-WE NEED TO BUILD NEW BUSINESS FOR OUR EXCHANGE.

         The marketing of the CME through our FCM's, direct customer calls, and directed advertisement will help to maintain and expand our customer base and hold our market share from decreasing to outside competitive exchanges who only offer electronic platform trading through the premise of lower cost trading. Eagle and Globex side by side trading will enable our customers to choose their most efficient access to our liquid markets; and advantage that "electronic only" markets cannot provide.

2.       WE NEED TO HAVE ON-GOING REVIEW OF OUR FLOOR CONFIGURATION AND USAGE.

         We have heard rumors in the past that some members of our broker community always resist change as a function solely for self interest. I can only say that if this were wholly true, there would be fewer new brokers an potentially some locals who would not have the positions they have today.

         The floor community I know has always been adaptive and resourceful in its responsibility to change as long as there is merit to the changes and the benefits are open to the majority of the participants. The problem seems to be that there is not enough direct communication between staff and floor to focus on areas of concern and as for suggestions or resolution.

         We have a lot of talented people on the floor and they should be advised and kept abreast of any major changes. They too are members and owners of the new CME.


                       PLEASE READ DISCLAIMER ON REVERSE


Chicago Mercantile Exchange Holdings Inc. has filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") regarding the Annual Meeting of Shareholders to be held on April 22, 2003. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 30 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding letter was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.